FIRST AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

Between

NORTHERN LIGHTS FUND TRUST III

 and

Persimmon Capital Management, LP

      THIS FIRST AMENDMENT TO THE INVESTMENT ADVISORY AGREEMENT (the “First Amendment”)  is made and entered into as of May 7, 2014, between Northern Lights Fund Trust III, a Delaware statutory trust (the "Trust"), and Persimmon Capital Management, LP, a Delaware Limited Parntership (the "Adviser") located at 1777 Sentry Parkway West Gwynedd Hall, Suite 102 , Blue Bell, Pennsylvania 19422.

RECITALS:

     WHEREAS, the parties previously entered into that certain Investment Advisory Agreement between Northern Lights Fund Trust III and Persimmon Capital Management, LP dated as of November 29, 2012 (the “Agreement”);

     WHEREAS, the Adviser has subsequently agreed to lower the annual adivosry fee as a percentage of net assest of the Persimmon Long/Short Fund;

     NOW, THEREFORE, the parties hereto agree as follows:

Appendix A of the Agreement is hereby replaced with the following:

NAME OF FUND	ANNUAL ADVISORY FEE AS A % OF AVERAGE NET ASSETS OF THE FUND
Persimmon Long/Short Fund	1.99%

         IN WITNESS WHEREOF, the parties have caused this First Amendment to be signed by their respective officers thereunto duly authorized as of the date and year first above written.

NORTHERN LIGHTS FUND TRUST III

By: __/s/ Andrew Rogers__

Name: Andrew Rogers

Title:   President

Persimmon Capital Management, LP

By: __/s/ Gregory S. Horn

Name:

Gregory S. Horn

Title: President